UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

JANUS HENDERSON GROUP PLC
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2026

Commission File Number 001-38103

JANUS HENDERSON GROUP PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	98-1376360
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

201 Bishopsgate	EC2M3AE
London, United Kingdom	(Zip Code)
(Address of principal executive offices)

+44 (0) 20 7818 1818

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Per Share Par Value	JHG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Agreement and Plan of Merger

On March 24, 2026, Janus Henderson Group plc (the “Company”), entered into Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment”) with Jupiter Company Limited, a company incorporated in Jersey (“Parent”), and Jupiter Merger Sub Limited, a company incorporated in Jersey and a wholly owned subsidiary of Parent (“Merger Sub”), which amends the previously announced Agreement and Plan of Merger, dated as of December 21, 2025 (the “Original Merger Agreement” and, the Original Merger Agreement as amended, supplemented and otherwise modified by the Amendment, the “Amended Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in accordance with the Companies (Jersey) Law 1991, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended Merger Agreement.

Under the terms of the Amendment, the Company, Parent and Merger Sub have agreed, as compared to the Original Merger Agreement and among other things, to:

i.	increase the cash consideration to be paid by Parent for each ordinary share, par value $1.50 per share, of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (except for shares held by Parent and as otherwise provided in the Amended Merger Agreement) from $49.00 to $52.00 per Share in cash, without interest;

ii.	modify the amount payable by the Company if either Parent or the Company terminates the Amended Merger Agreement because of the failure to obtain the Required Company Vote from a reimbursement of certain fees and expenses actually incurred by or on Parent’s behalf, not to exceed $111,420,000, to a fixed payment of $118,200,000 (the “Expense Reimbursement Payment”);

iii.	increase the fees payable by the Company upon termination of the Amended Merger Agreement under specified circumstances (including if the Company terminates the Amended Merger Agreement in order to enter into an alternative transaction that constitutes a Superior Proposal), from (a) $297,130,000 to $394,000,000 if the Expense Reimbursement Payment has not been paid or (b) $222,850,000 to $275,800,000 if the Expense Reimbursement Payment has been paid;

iv.	allow the Company to declare, set aside or pay a quarterly dividend not to exceed $1.00 per share of Company Common Stock beginning with fiscal quarters commencing on or after July 1, 2026, with declaration and payment dates consistent with past practice, and subject to the prior satisfaction or waiver by Parent of certain conditions, including (but not limited to) receipt of the (a) Required Company Vote to approve the Merger and (b) required Client Consent Percentage; and

v.	allow Parent to, following receipt of the Required Company Vote and subject to compliance with Applicable Law, make available to employees of the Company capacity for rollover and other equity purchase and/or participation opportunities, such employees to be identified based on their expressed interest and in consultation with senior management of the Company, provided that no such opportunity shall create any obligation or other liability of the Company prior to the Closing.

The foregoing description of the Amendment and the Amended Merger Agreement does not purport to be a complete statement and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference, and the Original Merger Agreement, which is attached as Exhibit 2.1 to the previously filed Current Report on Form 8-K filed by the Company on December 22, 2025 with the Securities and Exchange Commission and incorporated herein by reference.

Item 8.01 Other Events.

On March 24, 2026, the Company issued a press release announcing the signing of the Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward Looking Statements

Certain statements in this Form 8-K not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this Form 8-K include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the SEC from time to time.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Janus Henderson Group plc (“Janus Henderson”) filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026, which was first mailed to Janus Henderson’s shareholders on or about March 12, 2026. Janus Henderson and affiliates of Janus Henderson jointly filed a transaction statement on Schedule 13E-3 on March 11, 2026. Janus Henderson may also file other documents with the SEC regarding the proposed transaction, including amendments or supplements to the proxy statement or Schedule 13E-3. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that may be filed by Janus Henderson with the SEC. INVESTORS AND SECURITY HOLDERS OF JANUS HENDERSON ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and the Schedule 13E-3 and other documents that are filed with the SEC by Janus Henderson free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers.” Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Janus Henderson in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, has been included in the definitive proxy statement relating to the proposed transaction. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibits listed on the Exhibit Index are incorporated herein by reference.

Exhibit Number	Description
2.1*	Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 24, 2026, by and among Janus Henderson Group plc, Jupiter Company Limited, and Jupiter Merger Sub Limited.
99.1	Press Release, dated as of March 24, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2026

JANUS HENDERSON GROUP PLC

By:	/s/ Michelle Rosenberg
Name:	Michelle Rosenberg
Title:	General Counsel and Company Secretary

Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of March 24, 2026 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of December 21, 2025, is entered into by and among Jupiter Company Limited, a company incorporated in Jersey (the “Parent”), Jupiter Merger Sub Limited, a company incorporated in Jersey and a Wholly Owned Subsidiary of Parent (“Merger Sub”), and Janus Henderson Group plc, a company incorporated in Jersey (the “Company”).

WHEREAS, the Company, Parent and Merger Sub have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement in accordance with Section 9.3 of the Agreement; and

WHEREAS, each party’s Boards of Directors (and, in the case of the Company, upon the recommendation of the Special Committee) has authorized such party’s execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1         All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2         Section 1.7(a)(i) of the Agreement is hereby amended by replacing the reference in such Section to “$49.00” with “$52.00”.

Section 1.3         Section 9.2(c) of the Agreement is hereby amended by (i) replacing the reference in such Section to “$297,130,000” with “$394,000,000” and (ii) replacing the reference in such Section to “$222,850,000” with “$275,800,000”.

Section 1.4         Section 9.2(f) of the Agreement is hereby amended by replacing the text following the first parenthetical phrase with “an amount equal to $118,200,000 (the “Expense Reimbursement”)”.

Section 1.5         Section 5.1(a)(iv)(B) of the Agreement is hereby deleted in its entirety and replaced with the following: “declare, set aside or pay any dividends or other distribution in respect of shares of the capital stock of the Company (other than (x) with respect to fiscal quarters beginning on or after July 1, 2026, a quarterly dividend not to exceed $1.00 per share of Company Common Stock, with declaration and payment dates consistent with past practice; provided that at the time of any such declaration date the conditions set forth in Section 8.1(a) and (b) and Section 8.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing, provided that each such condition would be satisfied if the Closing were held on such date) and (y) declaring, setting aside or paying dividends payable by any direct or indirect Subsidiary of the Company to the Company or any of its Subsidiaries); or”.

Section 1.6         Section 6.2 of the Agreement is hereby amended by adding the following new subsection (e) thereto:

“(e)      Following receipt of the Required Company Vote and subject to compliance with Applicable Law, Parent may make available to employees of the Company capacity for rollover and other equity purchase and/or participation opportunities, such employees to be identified based on their expressed interest and in consultation with senior management of the Company, provided that no such opportunity shall create any obligation or other liability of the Company prior to the Closing.”

Section 1.7         Except as otherwise expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.8         From and after the execution of this Amendment by the parties hereto, any reference to the Agreement, and each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall be deemed to be a reference to the Agreement as amended by this Amendment. Each reference in the Agreement, as amended hereby, to “the Effective Date”, “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to December 21, 2025.

Section 1.9         Sections 10.3 (Successors and Assigns), 10.4 (Governing Law; Jurisdiction; Specific Performance), 10.5 (Expenses), 10.6 (Severability; Construction), 10.7 (Notices), 10.8 (Entire Agreement), 10.9 (Parties in Interest), 10.10 (Section and Paragraph Headings), 10.11 (Counterparts), Section 10.14 (Non-Recourse) and 10.15 (Interpretative Provisions) of the Agreement shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

JANUS HENDERSON GROUP PLC

By:	/s/ Ali Dibadj
	Name:	Ali Dibadj
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

JUPITER COMPANY LIMITED

By:	/s/ Nelson Peltz
	Name:	Nelson Peltz
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

JUPITER MERGER SUB LIMITED

By:	/s/ Nelson Peltz
	Name:	Nelson Peltz
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Exhibit 99.1

Trian and General Catalyst Agree to Increase Merger Consideration to $52.00 per Share in Cash for Janus Henderson Group plc and Have Made the Only Actionable Proposal

Amended Merger Agreement Represents a $3.00 All-Cash Price Increase; 25% Premium to Unaffected Share Price; Parties Committed to Closing by Mid-2026

Special Committee Determines that Victory Capital’s Revised Unsolicited March 17, 2026 Proposal Is Not Actionable and Is Not in Best Interests of Janus Henderson and Its Shareholders

Amended Merger Agreement’s All-Cash Transaction With Trian and General Catalyst Is Superior From an Expected Value and Certainty Perspective and Is the Only Actionable Proposal

March 24, 2026 — LONDON — Janus Henderson Group plc (NYSE: JHG; “Janus Henderson,” or the “Company”) announced that Trian Fund Management, L.P. and its affiliated funds (“Trian”), General Catalyst Group Management, LLC and its affiliated funds (“General Catalyst”) and the Company have amended their definitive agreement for the pending acquisition of Janus Henderson to increase the price to be paid to Janus Henderson shareholders to $52.00 per share in cash (the “Merger Agreement Amendment”). In addition, if the transaction has not been completed by June 30, 2026 because of a delay in regulatory approvals, Janus Henderson will be permitted to pay a $1.00 per share dividend in each quarter between July 1, 2026 and the closing. The revised agreement provides enhanced value to Janus Henderson shareholders and continues to provide the fastest path to closing and realization of certain, near-term value—in an uncertain geopolitical and macroeconomic environment—at a significant premium to Janus Henderson’s unaffected share price. The transaction with Trian and General Catalyst is the only proposal that the Special Committee (the “Special Committee”) of the Board of Directors of Janus Henderson (the “Board”) has determined to be actionable and able to be completed.

Janus Henderson’s previously announced shareholders’ meeting remains scheduled for April 16, 2026, at 9:00 a.m., Denver time, and the Board recommends that Janus Henderson shareholders vote for the approval and adoption of the Merger Agreement with Trian and General Catalyst.

The Merger Agreement Amendment was unanimously approved and recommended by the Special Committee. Acting upon the recommendation of the Special Committee, the Board subsequently approved the Merger Agreement Amendment by unanimous vote.

The Trian/General Catalyst Merger Agreement Provides Superior, Near-Term Value

The enhanced price of $52.00 per share represents a 25% premium to the unaffected closing price of Janus Henderson shares on October 24, 2025, the last trading day before the initial Trian and General Catalyst proposal was made public. Janus Henderson, Trian and General Catalyst have already made significant progress toward closing and have a clear path to satisfying all outstanding conditions. In particular, Janus Henderson’s clients have expressed overwhelming support for the proposed transaction with Trian and General Catalyst, and Janus Henderson is confident that the required client consents will be obtained. The transaction remains on track to close by mid-2026.

The Revised Proposal from Victory Capital Is Not in the Best Interests of Janus Henderson and Its Shareholders

In connection with entering into the Merger Agreement Amendment, the Board, acting on the unanimous recommendation of the Special Committee, determined by unanimous vote that the unsolicited, non-binding proposal received on March 17, 2026 from Victory Capital Holdings, Inc. (NASDAQ: VCTR; “Victory”) (the “Victory Proposal”) is not in the best interests of Janus Henderson and its shareholders and does not constitute, and would not reasonably be expected to result in, a Company Superior Proposal under the terms of the merger agreement providing for the acquisition of Janus Henderson by Trian and General Catalyst (as amended by the Merger Agreement Amendment, the “Merger Agreement”).

In the course of its review of strategic alternatives described in the Company’s proxy statement relating to the Merger Agreement, the Special Committee previously received three non-binding proposals from Victory on November 24, 2025, December 8, 2025 and February 26, 2026. After evaluating the prior proposals, including engaging directly with Victory’s management, the Special Committee determined that they were not actionable because each presented significant closing risks. The March 17 Victory Proposal has again failed to address those concerns despite specific feedback provided by the Special Committee and its advisors.

Following receipt of the latest Victory Proposal, at the direction of the Special Committee and in the interest of maximizing shareholder value, Janus Henderson obtained a second temporary waiver from Trian and General Catalyst under the Merger Agreement to clarify and diligence the terms of the Victory Proposal and engage in discussions with Victory. The Special Committee and its advisors have now held six separate meetings with Victory and its advisors since Victory submitted its February 26 proposal, each time giving them every opportunity to provide a detailed plan to address client and employee risks. The definition of insanity is doing the same thing over and over again and expecting different results. After six separate discussions, there is no escaping the reality: the Victory Proposal is not and will never be actionable.

After a thorough review of the Victory Proposal, including direct engagement with Victory management and Victory’s legal and financial advisors, the Special Committee and the Board have determined that the Victory Proposal presents unacceptably high closing risks and is not in the best interests of Janus Henderson and its stakeholders, including its shareholders, clients and employees.

Victory Capital Proposal Is Structurally Defective and Presents Unacceptable Consummation Risks

As with the prior proposals Victory submitted, the Victory Proposal continues to present unacceptable closing risk. Despite the fact that the Special Committee and its advisors have repeatedly identified these same concerns both publicly and in direct conversations with Victory and its advisors, the Victory Proposal failed to meaningfully address any of them.

1.	Clients Whose Consent Is Required to Close a Transaction Have Expressed Significant Concerns. To close the transaction contemplated by the Victory Proposal, Janus Henderson would need to obtain client consents representing at least 75% of its revenue run-rate. Because of the high concentration of revenue run-rate among a small number of Janus Henderson’s clients, if even a few key clients do not consent to a transaction with Victory, Victory would not be obligated to close its proposed transaction. This risk is not theoretical—to date, key Janus Henderson clients and distribution partners—including wealth management units at three of the world’s largest banks—representing 52% of revenue run-rate and 55% of assets under management, and whose consent is required to close a transaction, have expressed to the Special Committee that they would have significant reservations about maintaining their relationships with Janus Henderson if it were to enter into a transaction with Victory.

Certain key clients have told the Special Committee they would need to conduct extensive diligence—measured in months, not weeks—to assess whether they would ever consider consenting to such a transaction with Victory. Another client representing billions of dollars of assets under management informed the Special Committee that it was previously a client of an investment firm acquired by Victory, and, as a result of its experience, this client would end its relationship with Janus Henderson if it were owned by Victory.

In light of these serious concerns, the Special Committee and its advisors have repeatedly asked Victory and its advisors to describe specific plans for obtaining client consents. But after thorough inquiry during multiple discussions, Victory has repeatedly dismissed the Special Committee’s concerns and described these consents as ministerial, offering only platitudes and vague assurances to address the very real concerns expressed by clients to the Special Committee.

A major closing condition is not ministerial—it is real closing risk, particularly in light of the specific feedback that the Special Committee received directly from key clients. Underscoring this reality, several clients have informed the Special Committee that Victory has contacted them to seek assurances, without success, that they would support its proposed transaction. It is telling that Victory continues to insist on this closing condition despite the serious concerns raised by the Special Committee. Clearly, Victory and its financing sources also see material risk in obtaining these consents or Victory would not require the condition.

Over the course of six separate discussions with Victory and its advisors, Victory has advanced only two arguments to the Special Committee to support its assurances that the client consent condition will be satisfied. First, it has cited its prior acquisitions of much smaller target companies as evidence that obtaining client consents has not been an issue for Victory in the past. But Janus Henderson is a completely different business than Victory’s prior roll-ups in operating model, geography, culture, and scale. The Special Committee does not believe that a handful of minor acquisitions provides persuasive evidence as to the ability to obtain the requisite client consents here, particularly in the face of the extensive direct negative feedback received from Janus Henderson clients. And Victory’s sample suffers from selection bias; the Special Committee is not aware of any successful asset management acquisition that has started as a hostile unsolicited approach, let alone where significant clients have vocally expressed their reservations about the transaction. This is because a hostile acquisition of an asset management business introduces significant financial risk to the acquiror, its financing sources and the target company, by alienating the target company’s crucial assets—its people—and thereby driving away its clients.

Second, Victory and its advisors have said that the retention of clients is primarily a function of being able to demonstrate to clients that the same team of investment professionals will be providing the same level of service both before and after the transaction closes. But the retention of Janus Henderson’s investment talent and preservation of its client service model are critical concerns for key clients who have engaged with the Special Committee. As Victory knows and has acknowledged to the Special Committee, Janus Henderson’s assets are its people. Janus Henderson’s portfolio managers and other investment professionals, however, have expressed no interest in working for Victory. Janus Henderson investment staff overseeing more than 90% of Janus Henderson’s run-rate revenue signed letters addressed to the Special Committee, expressing the investment professionals’ concerns about a transaction with Victory and/or support for the Company’s current direction and the Merger Agreement with Trian and General Catalyst. In addition, to date, investment staff responsible for over one-third of Janus Henderson’s run-rate revenue have threatened to resign if Janus Henderson enters into a transaction with Victory. The strength of an asset management firm is first and foremost the quality of its people, and a firm that cannot retain its talent gives its clients no reason to stay.

Clients’ concerns about retention reflect their observations about differences in culture and distribution model and the reality that Victory’s proposal requires aggressive cost-cutting. Achieving Victory’s $500 million synergy target will require extensive cuts that will impair the Company’s ability to retain investment professionals and maintain Janus Henderson’s high standards of client service. Key clients have expressed serious concerns to the Special Committee about Victory’s service model, systems, risk management, compliance, back office, client services and ability to retain top talent across the company. Based on its engagement with key clients, the Special Committee believes that there is significant risk that these clients would not consent to the change in control of their advisory contracts and would instead conduct a process to search for a new advisor, rather than renew a relationship with a Victory-owned company.

By contrast, clients have expressed overwhelming support for the proposed transaction with Trian and General Catalyst, and the boards of trustees of key clients have recommended contracts supporting the Trian and General Catalyst deal to their shareholders. The Special Committee believes the client consent condition in the Merger Agreement will be easily satisfied, and that there is unacceptably high risk that the client consent condition in the Victory Proposal will never be satisfied.

2.	Shareholder Approval Would Face Active Opposition From a Significant Shareholder. Under Jersey law, a merger proposal requires approval by two-thirds of the total number of votes cast at the shareholders’ meeting. Trian, which, as of the March 9, 2026 record date for the Janus Henderson shareholders’ meeting, held 20.7% of Janus Henderson’s outstanding shares, has publicly stated that it will vote against, and actively solicit opposition to, the Victory Proposal. If even a limited number of other significant shareholders vote against a transaction with Victory, the Victory Proposal would fail to receive the required vote. Although Victory contends that some past transactions have garnered a high level of shareholder support, the uncontested transactions that Victory cites are not a relevant comparison for a contested transaction. Several high-profile transactions in recent years have failed to obtain the required shareholder approval in the face of public opposition from shareholders, much less a nearly 90% approval threshold from unaffiliated shareholders in the face of active opposition by a significant shareholder with a long track record of successful proxy campaigns. Victory and its advisors have not provided to the Special Committee any specific roadmap for obtaining the shareholder approval, other than to indicate in conclusory fashion that they are unconcerned about it. The Victory Proposal would leave no margin for error in obtaining the required vote, creating a significant risk of stalemate where shareholders would be left with no transaction at all and a significantly damaged franchise.

3.	Victory Capital Shareholder Vote Adds Additional Uncertainty. The Victory Proposal would also require approval by Victory’s own shareholders. That additional approval introduces risk that is not present in the existing transaction with Trian and General Catalyst. Victory has expressed confidence in obtaining this approval, but has failed to provide any concrete evidence that this approval presents no serious risk, particularly when its own shareholders have pushed down the price of Victory stock by 13% since its initial public proposal on February 26. There are numerous ways Victory could have structured either the proposed transaction or its financing to avoid the need for its own shareholder vote, but it elected not to resolve this risk. Moreover, Victory’s proposed merger agreement provides Janus Henderson no remedy whatsoever in the event Victory’s shareholders vote against the transaction, other than the reimbursement of the termination fee that Janus Henderson would have paid to Trian and General Catalyst in order to accept the Victory Proposal. In its proposed merger agreement, Victory would also have the right to change its recommendation to its shareholders in favor of its proposed transaction in the event of an acquisition proposal for Victory or another unforeseen intervening event, subject only to payment of a termination fee. This gives Victory an effective option to abandon Janus Henderson in the event of an intervening event that gives Victory a change of heart. Janus Henderson would then be left with no deal and in a weakened state.

There can be no assurance that shares of such a damaged company would trade near the $41.63 per share price on October 24, 2025, the last trading day prior to the initial proposal from Trian and General Catalyst to acquire the Company. Since that date, the S&P Composite 1500 Asset Management & Custody Banks Index and the S&P 500 Financials Index have declined 13.3% and 7.2%, respectively, implying a per share price of less than $38.00 if the Company had just traded in line with those indices and unaffected by the transaction, to say nothing of a circumstance in which clients and employees have abandoned ship.

4.	Victory Capital’s Financing Is Highly Uncertain. Victory’s description of its proposal as “fully-financed” is highly misleading. The draft commitment letter that Victory obtained from its one remaining financing bank remains subject to a diligence out and credit committee approval, and it does not cover all of the funding required. Victory’s proposed financing relies on the use of $1.3 billion of cash from Victory’s and Janus Henderson’s balance sheets. That is cash that may not be available in a downturn or as a result of deterioration in Janus Henderson’s business due to key client and employee concerns about a transaction with Victory. Even still, the pro forma company would be drastically levered compared to its peers and Janus Henderson today, with estimated pro forma gross leverage of 4.25x+, as compared to 0.5x for Janus Henderson on a standalone basis. The risk that Victory’s single remaining financing bank re-considers the wisdom of lending to such a levered enterprise, in the context of volatile capital markets and in light of the likelihood of client and employee attrition resulting from Victory’s hostile approach, is too significant for the Special Committee to ignore. These risks are exactly why banks include due diligence conditions and have credit committees.

The fact that one of the two financing banks that provided a commitment letter with Victory’s initial public proposal abandoned Victory’s financing syndicate and declined to provide a commitment with Victory’s second proposal is indicative of the risks underlying the Victory Proposal. There can be no assurance that Victory’s remaining lender will not make the same risk assessment the other seems to have made and fail to provide a commitment once it completes its diligence of Victory’s proposal. The likelihood that a transaction with Victory would require at least nine to 12 months to close makes Victory’s financing commitments, which expire after a maximum of nine months, even more illusory. By contrast, Trian and General Catalyst have obtained certain, executed commitments that backstop the entirety of the $52.00 per share purchase price, with no reliance on balance sheet cash, in a transaction that the Special Committee is confident will close well before the outside date in the commitment letters.

As a result of these structural defects, the Special Committee has determined that the Victory Proposal presents unacceptable consummation risk and is not and will never be actionable.

A Failed Transaction Poses Significant Risks to Janus Henderson’s Business and Shareholders

If Janus Henderson were to enter into a merger agreement with Victory that fails to close, Janus Henderson would emerge a seriously damaged firm. There would be no guarantee that the Company could at that point command a valuation approaching anywhere near the $52.00 per share payable under the Merger Agreement with Trian and General Catalyst. There is significant risk that it would not. Most importantly, during the pendency of a transaction with Victory—a period expected to be meaningfully longer than the remaining time needed to complete the transaction with Trian and General Catalyst—Janus Henderson would suffer substantial client outflows and employee attrition given Victory’s aggressive planned cost-cutting and clients’ resulting expectations of reduced client service and diminished investment performance. The Special Committee has already received feedback to that effect from certain key clients and employees. Because Janus Henderson and its shareholders exclusively bear these risks, and Victory bears none, Victory may be willing to pursue a transaction that has only an outside chance of being completed. A failed transaction costs Victory very little and devalues the business of a competitor. But the stakes for Janus Henderson and its shareholders are much higher, and the significant risk of a failed transaction is one that the Special Committee cannot accept.

Victory Capital’s Draft Merger Agreement Is Structured to Provide Victory Capital With Inexpensive Outs

In addition to the key closing risks described above, the Special Committee also noted that Victory’s draft merger agreement exposes Janus Henderson to further unnecessary risk:

•	Victory has not proposed to pay upfront the termination fee that would be due under Janus Henderson’s existing Merger Agreement with Trian and General Catalyst. This runs contrary to widely accepted market practice.

•	Victory has proposed to reimburse Janus Henderson for its termination fee only if Victory shareholders do not approve the proposed transaction. If the transaction were terminated for any other reason—including if Victory breached its own obligations or if the requisite client consents were not obtained—the reimbursement would not be due and Victory would walk away with Janus Henderson shareholders bearing the entire cost.

•	Victory’s proposed merger agreement allows Victory to change its recommendation to its own shareholders if it has a change of heart following an intervening event or acquisition proposal from a third party to Victory, and if the transaction were terminated as a result of such change, Victory would owe Janus Henderson only a termination fee calculated based on Victory’s smaller market capitalization that is less than the termination fee that Janus Henderson would have had to pay Trian and General Catalyst.

•	Victory claims in its proposal that one of its greatest strengths is employee retention, but, in its proposed merger agreement, Victory clarifies that it will not provide the same protections for employees that Trian and General Catalyst have agreed to provide, including express statements that long-term incentive compensation and retention awards need not be as favorable as those provided to Janus Henderson employees today.

•	Victory’s proposed merger agreement becomes terminable six months after signing, subject to a three-month extension in limited circumstances, and its sole remaining debt financing commitment would expire at that time. The Special Committee views this outside date as uncommonly and uncomfortably short for a strategic buyer facing shareholder and client opposition. Victory’s prior—and much smaller and less complex—acquisition of Amundi US took nearly nine months to close. Acquisitions by strategic buyers routinely take longer to close than acquisitions by financial buyers, and the significant U.S. and foreign financial and regulatory approvals required for a Victory transaction, combined with a protracted and uphill client consent process, would leave no margin for error under Victory’s merger agreement and debt commitment letter.

•	Victory has also proposed other changes to the merger agreement that are unfavorable compared to Janus Henderson’s existing Merger Agreement with Trian and General Catalyst, including with respect to limitations on the efforts Victory must expend to obtain financing; if Victory does not procure the requisite financing, the proposed transaction would not be able to close and Janus Henderson would be forced to litigate with Victory and hope a court could force it to obtain financing—a far from certain remedy. In addition, notwithstanding that the Victory Proposal contemplates that Janus Henderson shareholders would own 31% of the combined company, the interim operating covenants that would apply to Victory are very limited, giving Janus Henderson almost no control over how Victory—a third of which would be owned by Janus Henderson shareholders—would be operated during an extended interim period post-signing.

Trian/General Catalyst Merger Agreement Provides Superior Risk-Adjusted Value

In light of these concerns, the Merger Agreement with Trian and General Catalyst provides significantly superior value to the Victory Proposal on a risk-adjusted basis and is the only actionable proposal. The transaction with Trian and General Catalyst is fully-financed. The Victory Proposal is not. The purported headline price offered by Victory is illusory if that transaction never closes and as such must be significantly discounted. The likelihood that a transaction with Victory would require at least nine to 12 months to close—when the Trian and General Catalyst transaction is on track to close in three months—requires a further discount for time-value. In addition, as the Company announced previously, the value of Victory’s proposal, and the 31% share of the combined company proposed to be acquired by Janus Henderson shareholders, depends significantly on Victory’s ability to successfully achieve its $500 million in estimated synergies. In its proposal and in discussions with the Special Committee, Victory has not adequately justified its synergies estimate or reassured the Special Committee that its cost-cutting will preserve the value of the business. Victory also has still not provided any explanation as to why the combined company stock would continue to trade at Victory’s existing multiple following a combination with Janus Henderson.

In contrast to the Victory Proposal, Janus Henderson’s binding Merger Agreement to be acquired by Trian and General Catalyst is an actionable transaction that offers certain value to shareholders with significantly less closing risk than the Victory Proposal and is on track to be completed on its planned timeline in mid-2026. The Special Committee has concluded that the only actionable proposal is the transaction with Trian and General Catalyst, which provides $52.00 per share in cash compared to $38.00 or less implied following a failed transaction.

For these reasons, the Board, acting on the unanimous recommendation of the Special Committee, has determined by unanimous vote that the Victory Proposal does not constitute, and would not reasonably be expected to result in, a Company Superior Proposal, and reaffirms its recommendation that Janus Henderson shareholders vote for the approval and adoption of the Merger Agreement at the Janus Henderson shareholders’ meeting to be held on April 16, 2026.

Goldman Sachs & Co. LLC is acting as financial advisor to the Special Committee, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to the Special Committee. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Janus Henderson.

Forward-Looking Statements

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and strategic partnerships, and expectations regarding opportunities that align with our strategy. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, the impact of any alternative proposal, Janus Henderson’s ability to obtain the regulatory, shareholder and other approvals required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected time frame or at all or that the closing of the proposed transaction would not occur, the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement, that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, unanticipated difficulties or expenditures relating to the proposed transaction, including the impact of the transaction on Janus Henderson’s business, that the proposed transaction generally may involve unexpected costs, liabilities or delays, that the business of Janus Henderson may suffer as a result of uncertainty surrounding the proposed transaction or the identity of the purchaser, that Janus Henderson may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Janus Henderson’s funds, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, changes in interest rates and inflation, changes in trade policies (including the imposition of new or increased tariffs), volatility or disruption in financial markets, our investment performance as compared to third-party benchmarks or competitive products, redemptions, and other risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings or furnishings made by Janus Henderson with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Janus Henderson filed a definitive proxy statement with the SEC on March 11, 2026, which was first mailed to Janus Henderson’s shareholders on or about March 12, 2026. Janus Henderson and affiliates of Janus Henderson jointly filed a transaction statement on Schedule 13E-3 on March 11, 2026. Janus Henderson may also file other documents with the SEC regarding the proposed transaction, including amendments or supplements to the proxy statement or Schedule 13E-3. This communication is not a substitute for the proxy statement, the Schedule 13E-3 or any other document that may be filed by Janus Henderson with the SEC. INVESTORS AND SECURITY HOLDERS OF JANUS HENDERSON ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and the Schedule 13E-3 and other documents that are filed with the SEC by Janus Henderson free of charge from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

Participants in the Solicitation

Janus Henderson and its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from Janus Henderson’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Janus Henderson and their ownership of Janus Henderson common shares is contained in the definitive proxy statement for Janus Henderson’s 2025 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on March 21, 2025, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Board Compensation,” “Proposal 2: Advisory Say-on-Pay Vote on Executive Compensation,” “Executive Compensation,” “Executive Compensation Tables,” “Securities Ownership of Certain Beneficial Owners and Management” and “Our Executive Officers.” Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Janus Henderson in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, has been included in the definitive proxy statement relating to the proposed transaction. To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Statements of Change in Ownership of Janus Henderson on Forms 3 and 4 filed with the SEC. Free copies of the proxy statement relating to the proposed transaction and free copies of the other SEC filings to which reference is made in this paragraph may be obtained from the SEC’s website at https://www.sec.gov or through the investor relations section of Janus Henderson’s website at https://ir.janushenderson.com.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of December 31, 2025, Janus Henderson had approximately US$493 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the NYSE.

Investor enquiries:

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